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                      FEDERAL DEPOSIT INSURANCE CORPORATION

                                WASHINGTON, D.C.


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                                                 )
                                                 )
In the Matter of                                 )
                                                 )            ORDER TO
NORTHERN BANK OF COMMERCE                        )        CEASE AND DESIST
PORTLAND, OREGON                                 )
                                                 )          FDIC-99-087b
(INSURED STATE NONMEMBER BANK)                   )
                                                 )
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         Northern Bank of Commerce, Portland, Oregon ("Bank"), having been advised of its right to a Notice of Charges and of Hearing detailing the unsafe or unsound banking practices and violation of laws and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act ("Act"), 12 U.S.C. Section 1818(b)(1), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST ("CONSENT AGREEMENT") with counsel for the Federal Deposit Insurance Corporation ("FDIC"), dated July 19, 1999, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violation of laws and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST ("ORDER") by the FDIC.

         The FDIC considered the matter and determined that it had

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reason to believe that the Bank had engaged in unsafe or unsound banking practices and had committed violation of laws and/or regulations. The FDIC, therefore, accepted the CONSENT AGREEMENT and issued the following:

                            ORDER TO CEASE AND DESIST

         IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. Section 1813(u), and its successors and assigns cease and desist from the following unsafe and unsound banking practices and violation of laws and/or regulations:

         (a) operating with inadequate management;

         (b) operating with inadequate equity capital and reserves in relation to the volume and quality of assets held by the Bank;

         (c) operating with a large volume of poor quality loans;

         (d) operating with an inadequate allowance for loan and lease losses;

         (e) following inadequate lending and lax collection practices;

         (f) operating with inadequate provisions for liquidity and funds management;

         (g) operating with inadequate internal routine and controls policies;

         (h) operating in such a manner as to produce low earnings; and

         (i) operating in violation of the following laws and/or regulations:

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                  (i) Part 309 of the FDIC's Rules and Regulations, 12 C.F.R.
Part 309, as more fully described on page 38 of the Report of Examination as of January 19, 1999;

                  (ii) Section 323.4 of the FDIC's Rules and Regulations, 12 C.F.R. Section 323.4, as more fully described on pages 37 and 38 of the Report of Examination as of January 19, 1999;

                  (iii) Section 337.6 of the FDIC's Rules and Regulations, 12 C.F.R. Section 337.6, as more fully described on page 37 of the Report of Examination as of January 19, 1999; and

                  (iv) Section 192.501 of the Oregon Revised Statutes, Or. Rev. Stat. Section 192.501 (1995), as more fully described on page 38 of the Report of Examination as of January 19, 1999.

         IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

         1.       The Bank shall have and retain qualified management.

                  (a) Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include a chief executive officer with proven ability in managing a Bank of comparable size, and experience in upgrading a low quality loan portfolio, improving earnings, and other matters needing particular attention. Management shall also include a senior lending officer with significant appropriate lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio. Management shall also include a chief

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financial officer with appropriate financial management skills and experience and proven ability in managing financial affairs of a bank of comparable size and financial condition and experience in upgrading accounting and information systems report, improving overall earnings, quantity and quality, and improving asset liability composition to maximize profitability and minimize risk. Each member of management shall be provided appropriate written authority from the Bank's board of directors to implement the provisions of this ORDER.

                  (b) The qualifications of management shall be assessed on its ability to:

                      (i) comply with the requirements of this ORDER;

                      (ii) operate the Bank in a safe and sound manner;

                      (iii) comply with applicable laws and regulations;
and

                      (iv) restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, and liquidity.

                  (c) During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC's San Francisco Regional Office ("Regional Director") and the Administrator of the Department of Finance and Corporate Securities ("Administrator") in writing when it proposes to add any individual to the Bank's board of directors or employ any individual as a senior executive officer. The notification must be received at least 30 days before such addition or employment is intended to become


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effective and should include a description of the background and experience of the individual or individuals to be added or employed.

                  (d) The Bank may not add any individual to its board of directors or employ any individual as a senior executive officer if the Regional Director issues a notice of disapproval pursuant to section 32 of the Act, 12 U.S.C. Section 1831i.

         2. The Bank shall take the following actions regarding its Board of Directors:

                  (a) The Bank shall increase membership of the Board from five to seven members by electing two additional outside directors. Confidential biographical and financial reports of candidates for these positions shall be submitted to the Division of Finance and Corporate Securities and the FDIC for approval prior to their taking office.

                  (b) The Bank shall reorganize such that the position of Chairman of the Board will be limited to an outside director.

                  (c) The Bank shall limit membership in the Board's audit committee to outside directors.

         3. (a) Within 180 days from the effective date of this ORDER, the Bank shall take the necessary steps to increase Tier 1 capital by no less than $2,000,000 and shall have Tier 1 capital in such an amount as to equal or exceed ten (10%) percent of the Bank's total assets. Thereafter, during the life of this ORDER, the Bank shall maintain Tier 1 capital in such an amount as to equal or exceed ten (10%) percent of the Bank's total assets.

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The Bank may submit to the FDIC and to the Administrator, and they will consider, a request for an extension of time to the timeframes set forth in Subparagraph 3(a).

                  (b) Within 60 days from the effective date of this ORDER, the Bank shall develop and adopt a plan to maintain the minimum risk-based capital requirements as described in the FDIC Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R.
Part 325, Appendix A. The Plan shall be in a form and manner acceptable to the Regional Director as determined at subsequent examinations.

                  (c) The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Regional Director and Administrator as determined at subsequent examinations and/or visitations.

                  (d) Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3 of this ORDER may be accomplished by the following:

                      (i) the sale of common stock; or

                      (ii) the sale of noncumulative perpetual preferred stock; or

                      (iii) the direct contribution of cash by the board of directors and/or shareholders of the Bank; or


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                      (iv) any other means acceptable to the Regional
Director and the Administrator; or

                      (v) any combination of the above means.

Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3 of this ORDER may not be accomplished through a deduction from the Bank's allowance for loan and lease losses.

                  (e) If all or part of the increase in Tier 1 capital required by Paragraph 3 of this ORDER is accomplished by the sale of new securities, the board of directors shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank's securities (including a distribution limited only to the Bank's existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws. Prior to the implementation of the plan and, in any event, not less than fifteen
(15) days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Registration and Disclosure Section, 550 - 17th Street, N.W., Washington, D.C. 20429, for review. Any changes requested to be made in the plan or materials by the FDIC shall

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be made prior to their dissemination. If the increase in Tier 1 capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Regional Director and the Administrator for prior approval.

                  (f) In complying with the provisions of Paragraph 3 of this ORDER, the Bank shall provide to any subscriber and/or purchaser of the Bank's securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within ten (10) days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank's securities who received or was tendered the information contained in the Bank's original offering materials.

                  (g) For the purposes of this ORDER, the terms "Tier 1 capital" and "total assets" shall have the meanings ascribed to them in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Sections 325.2(t) and 325.2(v).

         4. (a) Within 10 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets classified "Loss" as of January 19, 1999,

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                                       9

that have not been previously collected or charged off. Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph.

                  (b) Within 180 days from the effective date of this ORDER, the Bank shall have reduced the items classified "Substandard" and "Doubtful" as of January 19, 1999 that have not previously been charged off to not more than $3,500,000.

                  (c) Within 365 days from the effective date of this ORDER, the Bank shall have reduced the items classified "Substandard" and "Doubtful" as of January 19, 1999 that have not previously been charged off to not more than $2,500,000.

                  (d) The requirements of Subparagraphs 4(a) and 4(b) of this ORDER are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph. As used in subparagraphs 4(b), 4(c), and 4(d) the word "reduce" means:

                      (i) to collect;

                      (ii) to charge-off; or

                      (iii) to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the FDIC.

         5.       (a) Beginning with the effective date of this ORDER,

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the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, "Loss" and is uncollected. Subparagraph 5(a) of this ORDER shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board Statement Number 15 ("FASB 15").

                  (b) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, "Substandard" or "Doubtful" without the prior written approval of a majority of the board of directors or the loan committee of the Bank. Subparagraph 5(b) of this ORDER shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with FASB 15, providing that such renewal or extension shall be made only with the prior written approval of a majority of the board of directors or the loan committee of the Bank.

                  (c) In connection with Subparagraphs 5(a) and 5(b) of this ORDER, the Bank shall not:

                      (i) continue the accrual of interest on any loan which is delinquent in principal or interest payments ninety (90) days or more unless the asset is both well secured and in the process of collection; or

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                                       11

                      (ii) engage in any practice or device which essentially avoids recognition of overdue loans and/or artificially inflates the income of the Bank. For any loans restructured in accordance with FASB 15, consideration should be given to the reasonableness of the modified terms of the loan, since loans should not be restructured in an attempt to conceal credit losses or delay their recognition.

                  (d) For the purpose of Subparagraph 5(c) of this ORDER, debt is "well secured" if it is secured by:

                      (i) collateral in the form of liens on or pledges of real or realizable value sufficient to discharge the debt (including accrued interest) in full; or

                      (ii) the guaranty of a financially responsible party.

A debt is "in the process of collection" if collection of the debt is proceeding in due course either through legal action, including judgment enforcement procedures, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status.

         6. Within 60 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the Bank's lending functions, which policies shall include specific guidelines for placing loans on a non-accrual basis. In addition, the Bank shall obtain adequate and current

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documentation for all loans in the Bank's loan portfolio. Such policies and their implementation shall be in a form and manner acceptable to the Regional Director and the Administrator as determined at subsequent examination and/or visitations.

The initial revision to the Bank's loan policy and practices, required by this paragraph, at a minimum, shall include the following:

                  (a) provisions, consistent with FDIC instructions for the preparation of Reports of Condition and Income, under which the accrual of interest income is discontinued and previously accrued interest is reversed on delinquent loans;

                  (b) provisions which prohibit the capitalization of interest or loans related expense unless the Board of Directors supports in writing and records in the minutes of the corresponding Board of Directors' meeting why an exception thereto is in the best interests of the Bank;

                  (c) provisions which require complete loan documentation, realistic repayment terms and current credit information adequate to support the outstanding indebtedness of the borrower. Such documentation shall include current financial information, profit and loss statements or copies of tax returns and cash flow projections;

                  (d) provisions which incorporate limitations on the amount that can be loaned in relation to establish collateral values;

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                                      13

                  (e) provisions which specify the circumstances and conditions under which real estate appraisals must be conducted by an independent third party;

                  (f) the Board of Directors shall adopt procedures whereby officer compliance with the revised loan policy is monitored and responsibility for exceptions thereto assigned. The procedures adopted shall be reflected in the minutes of the Board of Directors' meeting at which all members are present and the vote of each is noted.

         7. The Bank shall implement a loan review process and internal grading system that identifies credit risk in individual loans and in the whole loan portfolio. The process must include risk reporting to the Board at least quarterly. The loan review process will document monitoring of loan officer compliance with the Bank's loan policy and assign responsibility for exceptions thereto.

         8. Within 30 days from the effective date of this ORDER, the Bank shall establish and thereafter maintain an adequate allowance for loan and lease losses.

                  Additionally, within 30 days from the effective date of this ORDER, the Bank shall develop or revise, adopt and implement a comprehensive policy for determining the adequacy of the allowance for loan and lease losses, in accordance with the Interagency Policy Statement on the Allowance for Loan and Lease Losses ("ALLL"). For the purpose of this determination, the adequacy of the allowance shall be determined after the charge-

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                                      14

off of all loans or other items classified "Loss." The policy shall provide for a review of the allowance at least once each calendar quarter. Said review should be completed at least ten (10) days prior to the end of each quarter, in order that the findings of the board of directors with respect to the loan and lease loss allowance may be properly reported in the quarterly Reports of Condition and Income. The review should focus on the results of the Bank's internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the allowance shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings. The minutes of the board of directors meeting at which such review is undertaken shall indicate the results of the review. Upon completion of the review, the Bank shall increase and maintain its allowance for loan and lease losses consistent with the allowance on loan and lease loss policy established. Such policy and its implementation shall be satisfactory to the Regional Director and Administrator as determined at subsequent examinations and/or visitations.

         9. Within 60 days from the effective date of this ORDER, the Bank shall formulate and implement a written profit plan. This plan shall be forwarded to the Regional Director and to the Administrator for review and comment and shall address, at a

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                                      15

minimum, the following:

                  (a) goals and strategies for improving and sustaining the earnings of the Bank, including:

                      (i) an identification of the major areas in, and means by which, the board of directors will seek to improve the Bank's operating performance:

                      (ii) realistic and comprehensive budgets;

                      (iii) a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections; and

                      (iv) a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components.

                  (b) coordination of the Bank's loan, investment, and operating policies, and budget and profit planning, with the funds management policy.

         10. The Bank shall develop a formal liquidity plan that will establish minimum standards for measuring, monitoring, and reporting the Bank's short and long-term liquidity needs. Included in the formal liquidity plan will be requirements for monitoring the Bank's actual and anticipated cash flow, deposit structure, and changing deposit maturity status. The formal liquidity plan will also address the establishment and maintenance of alternative funding sources. The policy shall also address the Bank's assessment of Year 2000 generated cash needs, identify confirmed sources of funds, and management's

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                                      16

methodology for determining funding requirements.

         11. Within 60 days from the effective date of this ORDER, the Bank shall adopt and implement a policy for the operation of the Bank in such a manner as to provide adequate internal routine and control policies consistent with safe and sound banking practices. Such policy and its implementation shall be satisfactory to the Regional Director and the Administrator as determined at subsequent examinations and/or visitations.

         12. The Bank shall develop and implement an internal audit program such that all general ledger accounts are reconciled, balanced, and certified on a set schedule. Certifications will be completed by a person independent of account posting responsibility and verified by a bank officer. All reconciling items, including suspense accounts, will be resolved within thirty (30) days by posting to the appropriate account.

         13. Within 10 days after eliminating from its books any asset in compliance with Paragraph 5 of this ORDER, the Bank shall file with the FDIC amended Consolidated Reports of Condition and Income which shall accurately reflect the financial condition of the Bank as of December 31, 1998. Thereafter, during the life of this ORDER, the Bank shall file with the FDIC Consolidated Reports of Condition and Income which accurately reflect the financial condition of the Bank as of the end of the period for which the Reports are filed, including any adjustment in the Bank's books made necessary or appropriate as a consequence of any Division of Finance & Corporate Securities or

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                                      17

FDIC examination of the Bank during that reporting period.

         14. The Bank shall formalize its information systems and internal reporting requirement such that all reports from management are prepared accurately and timely and provide clear understanding of the underlying issues that affect the Bank's financial condition, trend, and soundness.

         15. Upon the effective date of this ORDER, the Bank shall not increase the amount of brokered deposits above the amount outstanding on that date. Within ten (10) days of the effective date of this ORDER, the Bank shall submit to the Regional Director and the Administrator a written plan for eliminating its reliance on brokered deposits. The plan should contain details as to the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid or rolled over. The Regional Director and the Administrator shall have the right to reject the Bank's plan. On the tenth (10) day of the month, the Bank shall provide a written progress report to the Regional Director and the Administrator detailing the level, source, and use of brokered deposits with specific reference to progress under the Bank's plan. For purposes of this ORDER, brokered deposits are defined as described in section 337.6 of the FDIC's Rules and Regulations to include any deposits funded by third party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to Federal deposit insurance.

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                                      18

         16. Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law which are more fully set out on pages 37 and 38 of the Report of Examination of the Bank as of January 19, 1999. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

         17. Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank's next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank's next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Registration and Disclosure Section, 550 - 17th Street, N.W., Washington, D.C. 20429, at least fifteen (15) days prior to dissemination to shareholders. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

         18. On the last day of each calendar quarter following the effective date of this ORDER, the Bank shall furnish written progress reports to the Regional Director and the Administrator detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports may be discontinued when the corrections required by this ORDER

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                                      19

have been accomplished and the Regional Director and the Administrator has released the Bank in writing from making further reports.

         This ORDER shall become effective ten (10) days from the date of its issuance.

         The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC.

         Pursuant to delegated authority.

         Dated at San Francisco, California, this 21st day of July, 1999.



                                                    /s/ George J. Masa
                                          -------------------------------------
                                          George J. Masa
                                          Regional Director
                                          Division of Supervision
                                          San Francisco Region
                                          Federal Deposit Insurance Corporation